Exhibit 10.1

THIRD AMENDMENT TO THE AGREEMENT FOR THE PROVISION OF SERVICES

This Third Amendment (“Amendment”) to the Agreement for the Provision of Services (the “Agreement”), with an effective date of May 1, 2012 (the “Effective Date”), entered into by and between CompCare de Puerto Rico, Inc. (“CCPR”) and MSO of Puerto Rico, Inc. (“MSO”) sets forth additional duties and obligations.

WHEREAS, the Agreement made between the parties referred to above, as amended, is scheduled to expire on December 31, 2012; and

WHEREAS, the parties wish to arrange for a smooth collaboration in the event said Agreement is not renewed or otherwise extended; and

WHEREAS, the parties have agreed upon the method of operation between the date hereof and December 31, 2012 (the “Collaboration Period”).

NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, including the work schedules agreed by the parties and other good and valuable consideration, the parties agree as follows.

1. Provider Network.

a. From the “Effective Date” hereof to December 31, 2012, MSO shall deposit the MHSA capitation fee, as referred to in the Agreement, into a checking account at Banco Popular de Puerto Rico to be opened by MSO (the “Claims Account”). The MHSA capitation fee shall be used primarily for purposes of paying clean claims of providers as that term is understood under the Agreement and as established in the work schedules. It is understood that payment to the providers is and shall remain the sole responsibility of CCPR.

b. Any Pharmacy Adjustment surplus, as that term is understood under the Agreement, shall be deposited into the Claims Account and used exclusively for the payment of provider claims (clean claims). If the Pharmacy Adjustment surplus exceeds the amount of money required to pay provider claims, the excess shall be maintained in the Claims Account as a reserve against future provider claims. Any surplus remaining in this account on the expiration of the Agreement shall be returned to CCPR the earlier of six (6) months from the expiration date or when the parties mutually agree that all, or substantially all, provider claims have been received through December 31, 2012.

c. At and following December 31, 2012, all remaining provider claims shall be the exclusive responsibility of CCPR, who shall have sole authority to pay, adjust or otherwise compromise with providers all monies owed to them as a result of their servicing MSO’s members.

d. On or about December 31, 2012, MSO and CCPR shall enter into such agreement as may be mutually agreed upon assigning to MSO the contracts existing between CCPR and its providers, provided that CCPR may reserve the right to use the providers’ services as part of CCPR’s network servicing CCPR’s other and/or future accounts in Puerto Rico. In this connection, CCPR will provide MSO with all credentialing material utilized by CCPR in connection with establishing its network.

2. Collaboration Period. Commencing on the Effective Date of this Amendment and continuing to December 31, 2012 date (the “Collaboration Period”), CCPR will operate the business of CompCare de Puerto Rico, Inc. as it pertains to MSO’s business and the Agreement as follows:

a. Subject to the terms of this Agreement and MSO’s rights as set forth below, CCPR will continue to be responsible for the MHSA Services as defined in the Agreement for:

i.	professional services;

ii.	institutional services; and

iii.	pharmacy expenses, provided that CCPR’s responsibility for drugs shall be limited to drugs prescribed for mental health conditions as described in Exhibit B of the Agreement. Psychotropic drugs shall only be included as part of CCPR’s responsibility under Exhibit B if it is prescribed to address a current behavioral health diagnosis.

iv.	The parties to this Amendment agree to settle a claim presented by CCPR on letter dated April 16, 2012, related to drugs not prescribed for mental health conditions. Notwithstanding the provision of Exhibit A with regard to a limitation of 45 days for claiming any amounts in the Pharmacy Adjustment, MSO and CCPR agree that all Pharmacy Adjustments previously identified, as it relates to drugs which have not been prescribed for mental health conditions, shall be settled for all periods prior to April 1, 2012 for an amount equal to $2.2 million, which sum was, prior to the date hereof, paid by MSO to providers for CCPR’s account. CCPR waives any additional claim related to its April 16, 2012 letter regarding drugs which have not been prescribed for mental health conditions for the period prior to April 1, 2012.

b. Revised service payment process. Consistent with the provisions of paragraph 1 above, CCPR’s monthly MHSA capitation payments, as well as any Pharmacy Adjustment surplus, shall be deposited into the Claims Account as described above. CCPR shall be responsible for issuing timely 835/EOP’s to MHSA providers.

c. Revised claims adjudication process. CCPR will report on a bi-weekly basis:

i.	the volume and detail of claims received by provider;

ii.	the volume and dollar amount of claims adjudicated whether for payment, denied or suspended; and

iii.	aged report of claims adjudicated pending for payment release.

d.	MSO’s personnel will have access to CCPR’s employees working on MSO’s matters and access to CCPR’s premises in relation to the preauthorization process and other areas and other areas relating to MSO’s business, as requested.

e. CCPR’s administration during transition period:

i.	MSO will pay directly to CCPR the monthly Administrative Services Capitation fee in a timely manner, according to the Agreement.

ii.	CCPR will report on a monthly basis the use of the Administrative Services Capitation by type of expense with an amount not to exceed $200,000 for corporate overhead from the Tampa office. The report shall be on an accrual basis, in arrears, for the previous month.

iii. CCPR will provide MSO, within forty-five (45) days of the Effective Date, the following documentation:

1)	providers’ demographic and credentialing file;

2)	detail of claim encounter data through April 30, 2012;

3)	list of employees and organizational chart; and

4)	providers’ contract, including fee schedule.

3. Post-Collaboration Obligations of CCPR. Following the Collaboration Period, in addition to December 31, 2012 documents herein before described for December 31, 2012 of this transaction, CCPR will:

a. deliver to MSO CCPR’s description, policies and procedures for Utilization Management Programs; and

b. allow MSO to solicit CCPR’s employees or contract with CCPR’s employees or officers who reside in Puerto Rico, free of any restrictive covenant that said employees/officers may have with CCPR. Provided, nothing contained herein shall be deemed to remove any confidentiality undertaking which may exist between said employees/officers and CCPR, except as may be specified herein;

4. Option to Extend. Anything contained herein to the contrary notwithstanding, on the expiration of the Agreement, as amended, MSO shall have the option of extending the Agreement in accordance with the terms of the Agreement. Provided, MSO’s election to do so must be made no less than 45 days prior to the expiration of the Agreement.

5. “WHEREAS” Clauses. The “WHEREAS” clauses are incorporated herein by reference as if set forth at length.

Except as expressly set forth in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized officers to execute and deliver this Amendment as of the date first written above, to be effective on the Effective Date.

COMPCARE DE PUERTO RICO, INC.		MSO of Puerto Rico, Inc.

By:	/s/ Clark A. Marcus	By:	/s/ Raul Montalvo-Orsini
Printed Name: Clark A. Marcus		Printed Name: Raul Montalvo-Orsini, M.D.
Title:	Chief Executive Officer	Title:	President

Comprehensive Behavioral Care Inc. and Comprehensive Care Corporation, jointly and severally, hereby guarantee all the payment and performance obligations of CompCare de Puerto Rico, Inc. under or relating to this Agreement.

COMPREHENSIVE BEHAVIORAL CARE, INC.		COMPREHENSIVE CARE CORPORATION

By:	/s/ Clark A. Marcus	By:	/s/ Clark A. Marcus
Printed Name: Clark A. Marcus		Printed Name: Clark A. Marcus
Title:	Chief Executive Officer	Title:	Chief Executive Officer